Exhibit 99:

JOINT PRESS RELEASE

For further information please contact:

F. Scott Bauer
Chairman, President and Chief Executive Officer
Southern Community Financial Corporation
(336) 768-8500

James O. Frye
Chairman, President and Chief Executive Officer
The Community Bank
(336) 368-9025

FOR IMMEDIATE RELEASE

SOUTHERN COMMUNITY ACQUISITION OF THE COMMUNITY BANK IS APPROVED BY
SHAREHOLDERS OF BOTH COMPANIES.

      Winston-Salem and Pilot Mountain, North Carolina, December 15, 2003 – Shareholders, in separate meetings Thursday, (December 11), approved the transaction that will allow Southern Community Financial Corporation (Nasdaq Symbol: SCMF), the holding company of Southern Community Bank and Trust, to acquire The Community Bank, Pilot Mountain, North Carolina.

The acquisition will enhance Southern Community’s market share in the Piedmont Triad. Upon completion of the acquisition, the combined assets will be in excess of $1 billion. The acquisition will close following receipt of all applicable regulatory authorities, which is expected to occur no later than January 31, 2004.

It is planned that The Community Bank will operate as a separate subsidiary for at least one year. The Community Bank operates offices in Pilot Mountain, Mount Airy, Sandy Ridge, Madison, Union Grove, Dobson, King, Walnut Cove and Jonesville, North Carolina.

“The combination of these two financial institutions will benefit our customers, employees and shareholders,” said F. Scott Bauer, Southern Community’s Chairman and CEO. “Both banks have the same philosophy and a firm commitment to service and quality.”

James O. Frye, Community Bank’s Chairman and CEO added, “We are delighted to be joining the Southern Community Team because they share our commitment to providing only the finest level of customer care and service. Southern Community’s impressive growth record points to a promising future for our combined companies.”

More than 90% of the shareholders of each institution who voted at the special meetings, voted in favor of the acquisition.

Southern Community Bank and Trust has eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. Services are also provided through “Southern eCom” internet banking and 24-hour phone banking. Southern Community is headquartered in Winston-Salem, North Carolina.

Southern Community Financial Corporation’s common stock and convertible trust preferred are listed on the NASDAQ National Market under the trading symbol SCMFO and SCMFP, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.